Exhibit 23.3

Consent of Independent Registered Public Accounting Firm
The Board of Trustees Lexington Realty Trust:
We consent to the use of our reports dated February 28, 2017, with respect to the consolidated financial statements of Lexington Realty Trust and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, incorporated by reference herein.

/s/ KPMG LLP New York, New York February 26, 2018